Prospectus Supplement
John Hancock Investors Trust (the fund)
Supplement dated June 25, 2026 to the current Prospectus, as may be supplemented (the Prospectus)
At its meeting held on June 23-25, 2026, the fund’s Board of Trustees (the Board) approved a new sub-subadvisory agreement between Manulife Investment Management (US) LLC (“Manulife IM (US)”), the fund's subadvisor, and CQS (US), LLC with respect to the fund, effective on or about June 25, 2026 (the Effective Date).
Also effective on the Effective Date, Manulife IM (US) entered into a participating affiliates agreement with CQS (UK) LLP, an affiliate of Manulife IM (US), with respect to the fund.
Accordingly, as of the Effective Date, the following replaces the fund's “Investment Advisor and Subadvisor” section of the Prospectus:
The fund's investment advisor is John Hancock Investment Management LLC (the “Advisor” or “JHIM”), its subadvisor is Manulife Investment Management (US) LLC (the “Subadvisor”) and its sub-subadvisor is CQS (US), LLC (the “Sub-Subadvisor”).
Also, as of the Effective Date, the following replaces the first paragraph of the fund's “Investment Advisor and Subadvisor” section of the Prospectus Summary:
The fund's investment advisor is John Hancock Investment Management LLC (the “Advisor” or “JHIM”), its subadvisor is Manulife Investment Management (US) LLC (the “Subadvisor”) and its sub-subadvisor is CQS (US), LLC (the “Sub-Subadvisor”).
Additionally, as of the Effective Date, the following is added to the fund’s “Management of the Fund” section of the Prospectus under the heading “The Subadvisor”:
CQS (US), LLC serves as sub-subadvisor to the fund.
Also, as of the Effective Date, the following replaces the second paragraph of the “Management of the Fund” section of the Prospectus under the heading, “The Subadvisor”:
Under the terms of the Subadvisory Agreement, including the sub-subadvisory arrangement, the subadvisor is responsible for managing the investment and reinvestment of the assets of the fund, subject to the supervision and control of the Board and the Advisor. The activities of the sub-subadvisor are subject to the supervision of the subadvisor. For services rendered by the subadvisor under the Subadvisory Agreement, the Advisor (and not the fund) pays the subadvisor a fee. With respect to the sub-subadvisory arrangement, the fees are paid by the subadvisor (and not the fund).
In addition, as of the Effective Date, James Gearhart, CFA, no longer serves as a portfolio manager of the fund. Accordingly, as of the Effective Date, all references to Mr. Gearhart are removed from the Prospectus.
Moreover, as of the Effective Date, Tim Jarombek, CFA and Darren Toner are added as portfolio managers of the fund. Jonas Grazulis, CFA and Caryn E. Rothman, CFA continue as portfolio managers of the fund and, together with Tim Jarombek, CFA and Darren Toner, are jointly and primarily responsible for the day-to-day management of the fund’s portfolio.
Accordingly, as of the Effective Date, the following is added to the fund’s portfolio manager information in the “Management of the Fund” section under the heading “Portfolio Managers”:
Tim Jarombek, CFA
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Portfolio Manager
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Managed the fund since 2026
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Joined CQS (US), LLC in 2020
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Began business career in 2010
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

Darren Toner
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Senior Portfolio Manager and Team Lead
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Managed the fund since 2026
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Joined CQS (UK) LLP in 2010
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Began business career in 2005
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.

Statement of Additional Information Supplement
John Hancock Investors Trust (the fund)
Supplement dated June 25, 2026 to the current Statement of Additional Information, as may be supplemented (the SAI)
At its meeting held on June 23-25, 2026, the fund’s Board of Trustees (the Board) approved a new sub-subadvisory agreement between Manulife Investment Management (US) LLC (“Manulife IM (US)”), the fund's subadvisor, and CQS (US), LLC with respect to the fund, effective on or about June 25, 2026 (the Effective Date).
Also effective on the Effective Date, Manulife IM (US) entered into a participating affiliates agreement with CQS (UK) LLP, an affiliate of Manulife IM (US), with respect to the fund.
Accordingly, as of the Effective Date, the “INVESTMENT ADVISORY AND OTHER SERVICES” section, under the heading “Subadvisory Agreement,” is supplemented as follows:
Subadvisory Arrangement for the fund. In rendering investment advisory services to the fund, Manulife Investment Management (US) LLC (“Manulife IM (US)”), the subadvisor to the fund, may use the portfolio management, research and other resources of CQS (UK) LLP, an affiliate of Manulife IM (US) (the “Participating Affiliate”). The Participating Affiliate is not registered with the SEC as an investment advisor under the Advisers Act. Manulife IM (US) has entered into separate memoranda of understanding and supervisory agreement (the “Participating Affiliate Agreement”) with the Participating Affiliate pursuant to which the Participating Affiliate is considered a participating affiliate of the subadvisor as that term is used in relief granted by the staff of the SEC allowing U.S. registered investment advisors to use portfolio management or research resources of advisory affiliates subject to the supervision of a registered advisor. Investment professionals from the Participating Affiliate may render portfolio management, research and other services to the fund under the Participating Affiliate Agreement and are subject to supervision by Manulife IM (US).
Sub-Subadvisory Arrangements. Under a sub-subadvisory arrangement, the sub-subadvisor provides certain investment advisory services to the fund’s subadvisor for the benefit of the fund. In each case, the subadvisor pays the sub-subadvisor, as full compensation for all services provided under the sub-subadvisory arrangement, a portion of its subadvisory fee. The fund does not incur any expenses in connection with any sub-subadvisor’s services other than the advisory fee.
Fund	Subadvisor	Sub-subadvisor
Investors Trust	Manulife IM (US)	CQS (US), LLC
In addition, as of the Effective Date, in the “INVESTMENT ADVISORY AND OTHER SERVICES” section, under the heading “Portfolio Manager Information,” the following information is added:
CQS (US), LLC serves as sub-subadvisor to the fund.
Moreover, as of the Effective Date, James Gearhart, CFA, no longer serves as a portfolio manager of the fund. Accordingly, as of the Effective Date, all references to Mr. Gearhart are removed from the SAI.
Additionally, as of the Effective Date, Tim Jarombek, CFA and Darren Toner are added as portfolio managers of the fund. Jonas Grazulis, CFA and Caryn E. Rothman, CFA continue as portfolio managers of the fund and, together with Tim Jarombek, CFA and Darren Toner, are jointly and primarily responsible for the day-to-day management of the fund’s portfolio.
Therefore, as of the Effective Date, the following information regarding Tim Jarombek, CFA and Darren Toner supplements the information presented in the section under the heading “Portfolio Manager Information” in the “INVESTMENT ADVISORY AND OTHER SERVICES” section as it specifically relates to the fund’s portfolio managers:
The following table provides information regarding other accounts for which Tim Jarombek, CFA and Darren Toner have day-to-day management responsibilities. Accounts are grouped into three categories: (i) other investment companies; (ii) other pooled investment vehicles; and (iii) other accounts. To the extent that any of these accounts pays advisory fees that are based on account performance (“performance-based fees”), information on those accounts is specifically broken out. In addition, any assets denominated in foreign currencies have been converted into U.S. dollars using the exchange rates as of the applicable date. Also shown below the table are Tim Jarombek, CFA’s and Darren Toner’s investments in the fund.
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

The following table reflects approximate information as of May 31, 2026:
	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Assets (in millions)	Number of Accounts	Assets (in millions)	Number of Accounts	Assets (in millions)
Tim Jarombek	0	$0	0	$0	0	$0
Darren Toner	0	$0	0	$0	0	$0
Performance-Based Fees for Other Accounts Managed. Number and value of accounts within the total accounts that are subject to a performance-based advisory fee:
	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Assets (in millions)	Number of Accounts	Assets (in millions)	Number of Accounts	Assets (in millions)
Tim Jarombek	0	$0	0	$0	0	$0
Darren Toner	0	$0	0	$0	0	$0
Portfolio Manager Ownership of Shares of the Fund. The following table indicates as of May 31, 2026, the value of shares beneficially owned by the portfolio manager in the Fund:
Portfolio Manager	Dollar Range of Shares Owned[1]
Tim Jarombek	none
Darren Toner	none
1
As of May 31, 2026, Tim Jarombek and Darren Toner beneficially owned $0 and $0 shares of the fund, respectively.
You should read this supplement in conjunction with the SAI and retain it for your future reference.